EXHIBIT 16
June 4, 2008
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561
Dear Sirs/Madams:
We have read Item 4.01 of The Liz Claiborne 401(k) Savings and Profit Sharing Plan’s Form 8-K dated June 4, 2008, and have the following comments:
1.	We agree with the statements made in the second and third paragraphs therein.
2.	We have no basis on which to agree or disagree with the other statements made therein.
Yours truly,
/s/ Deloitte & Touche LLP